Exhibit 99.1

Repli Gen FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:

Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse Vice President, Market Development (781) 419-1812

Repligen Reports Third Quarter Fiscal Year 2007 Financial Results

WALTHAM, MA – February 8, 2007—Repligen Corporation (NASDAQ: RGEN) today reported results for the third quarter of fiscal year 2007, ended December 31, 2006. Total revenue for the third quarter, consisting primarily of Protein A and SecreFlo® sales, was $3,882,000 compared to total revenue of $2,988,000 for the third quarter of fiscal year 2006, an increase of $894,000 or 30%. Gross profit on product revenue for the third quarter of fiscal year 2007 was $2,828,000 compared to $2,141,000 for the third quarter of fiscal year 2006.

Operating expenses for the third quarter of fiscal year 2007 were $4,139,000 compared to $3,394,000 for the same period in fiscal year 2006. This increase in operating expenses of $745,000 was primarily the result of increased personnel, stock based compensation and clinical trial expenses. The Company adopted Statement of Financial Accounting Standards No. 123R as of April 1, 2006. As a result, the Company is recording compensation expense for stock options awarded to employees in its Statement of Operations in fiscal year 2007. The total stock compensation expense recorded for the quarter ended December 31, 2006 was $137,000. There was no stock compensation expense recorded for the comparable quarter ended December 31, 2005.

The net loss for the third quarter of fiscal year 2007 was $20,000 or $0.00 per share, compared to a net loss of $202,000 or $0.01 per share for the same period in fiscal year 2006. Cash, cash equivalents and marketable securities as of December 31, 2006 were $21,924,000 compared to $23,408,000 as of March 31, 2006.

“We are pleased to have recorded our second highest level of product sales to date,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “We continue to execute on our strategy to build shareholder value through prudent business management in which the growing profits from current product sales enable us to develop our intellectual property and our pipeline of CNS drugs without the financial risks typically associated with an emerging biotech company.”

For the nine-month period ended December 31, 2006, total revenue was $10,375,000 compared to $10,026,000 for the same period in fiscal year 2006, an increase of $349,000 or 3%. Gross profit on product revenue for the nine-month period was $6,964,000 compared to $7,023,000 for the same period in fiscal year 2006. Operating expenses for the nine-month period were $11,849,000 compared to $10,232,000 for the same period in fiscal year 2006. The Company recorded approximately $641,000 in stock-based compensation expense in the nine-month period ending December 31, 2006, with no comparable expense in fiscal year 2006. The net loss for the nine-month period was $782,000 or $0.03 per share compared to a net income of $1,517,000 or $0.05 per share in the same period in fiscal year 2006.

Update on Product Development Programs

Protein A

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This quarter, we initiated the qualification of our recently completed multi-thousand liter E. coli fermentation suite, which enables us to fully manufacture recombinant biologics, such as recombinant Protein A, including fermentation, recovery, purification, packaging, quality control and quality assurance at our facility in Waltham, Massachusetts. Last year, we completed the construction of a third large-scale purification suite, which increased our manufacturing throughput in excess of 200 kilograms of recombinant protein each year.

Secretin

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This quarter we completed enrollment in a clinical trial to evaluate the use of RG1068, synthetic human secretin, to aid in the detection of structural abnormalities of the pancreas. In October, we reported the initiation of a second clinical study to evaluate the diagnostic utility of RG1068, synthetic human secretin, in functional magnetic resonance imaging (MRI) of the pancreas. This study is designed to confirm and quantify the clinical observation that patients with pancreatic disease have reduced pancreatic fluid production in response to stimulation by secretin, which may be useful in early diagnosis of chronic pancreatitis. In November we announced that the Office of Orphan Products Development of the U.S. Food and Drug Administration granted orphan drug designation to RG1068 for use with MRI of the pancreas. Orphan drug designation qualifies Repligen for seven years of exclusive marketing rights in the U.S. if Repligen is first to receive marketing approval for this indication.

Uridine

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We are currently conducting a Phase 2 clinical trial of RG2417, an oral formulation of uridine in bipolar depression. This is a multi-center, dose escalating study in which 80 patients will receive either an oral formulation of uridine or a placebo for 6 weeks. We have enrolled approximately 65% of the patients in the study.

Intellectual Property

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Repligen and The Massachusetts Institute of Technology (MIT) previously filed suit against ImClone Systems, Inc. (ImClone) (NASDAQ: IMCL) alleging that ImClone’s production of Erbitux® infringes U.S. Patent No. 4,663,281, which covers certain genetic elements that increase protein production in a mammalian cell. ImClone has previously reported that it produced approximately $1 billion worth of Erbitux® prior to the expiration of the patent-in-suit in 2004. We are currently waiting for a trial date from the court. In addition, in March of 2006, Repligen and MIT filed a motion against ImClone seeking sanctions based on conduct that in our view constituted intimidation of a central witness in the case. In September, the Court held an evidentiary hearing on this motion, and we are currently waiting the judge’s decision in this matter. We also are seeking patent term extension for this patent until May 2009, which if granted could significantly increase the potential value of our infringement claim against ImClone.

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Previously, Repligen and The University of Michigan jointly filed a complaint against Bristol- Myers Squibb Company (Bristol) (NYSE: BMY) in the United States District Court for the Eastern District of Texas for infringement of U.S. patent No. 6,685,941 for the commercial sale of Orencia®. The patent entitled “Methods of Treating Autoimmune Disease via CTLA4-Ig,” covers methods of using CTLA4-Ig to treat rheumatoid arthritis, as well as other autoimmune diseases. In November, the judge held a scheduling conference, which established the initial timeline for the case. We plan to complete the discovery phase of the case during 2007.

Quarterly Conference Call

Repligen will host a conference call and webcast on Thursday, February 8th at 11:00 a.m. EST, to report third quarter 2007 financial results and to provide a quarterly update of the Company. This call can be accessed via Repligen’s website at www.repligen.com. If you are unable to access the webcast via the internet, you may also listen to the live broadcast by calling (866) 362-5158 for domestic calls and (617) 597-5397 for international calls. Participants must provide the following passcode: 48737268.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for diseases that affect the central nervous system. In addition, we currently market two commercial products, Protein A and SecreFlo®, which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

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SELECTED FINANCIAL DATA

Operating Statement Data:

	Three months ended		Nine months ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue:
Product revenue	$3,633,000	$2,958,000	$9,677,000	$9,686,000
Other revenue	249,000	30,000	698,000	340,000

Total revenue	3,882,000	2,988,000	10,375,000	10,026,000

Operating expenses:
Cost of product revenue	805,000	817,000	2,713,000	2,663,000
Research and development	1,674,000	1,236,000	4,472,000	3,750,000
Selling, general and administrative	1,660,000	1,341,000	4,664,000	3,819,000

Total operating expenses	4,139,000	3,394,000	11,849,000	10,232,000
Loss from operations	(257,000)	(406,000)	(1,474,000)	(206,000)

Interest expense	(3,000)	—	(9,000)	—
Investment income	240,000	204,000	701,000	553,000
Other income	—	—	—	1,170,000

Net income (loss)	$(20,000)	$(202,000)	$(782,000)	$1,517,000

Earnings Per Share:
Basic and diluted	$(0.00)	$(0.01)	$(0.03)	$0.05

Weighted average shares outstanding:
Basic	30,376,000	30,105,000	30,361,000	30,099,000

Diluted	30,376,000	30,105,000	30,361,000	30,667,000

	December 31,	March 31,
	2006	2006
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$21,924,000	$23,408,000
Total assets	28,892,000	28,599,000
Stockholders’ equity	25,310,000	25,433,000

*does not include restricted cash

Operating Statement Data:

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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